Exhibit (e)(10)

Form 2017

ALLIANCEBERNSTEIN INVESTMENTS, INC. 1345 AVENUE OF THE AMERICAS NEW YORK, NY 10105 (800) 221-5672
April 2, 2019

Selected Agreement For Broker-Dealers

Ladies and Gentlemen:

As the principal underwriter of shares of certain registered investment companies at present or hereafter managed by AllianceBernstein L.P., we invite you acting as agent for your customers to make available for sale to your customers Institutional Class shares of AB Government Money Market Portfolio of AB Fixed-Income Shares, Inc. (the “Fund”), all upon the terms and conditions set forth below. All other agreements in place between us, AllianceBernstein L.P. and its affiliates as well as other mutual funds for which AllianceBernstein L.P. acts as manager, and you and your affiliates, remain unchanged and in full force and effect.

1.       (a)       You are to offer and sell shares of the Fund only at the public offering price as then currently in effect and only in accordance with the terms of the then current prospectus(es) and statement(s) of additional information of the Fund incorporated therein (collectively, the “Prospectus”). To the extent that a Prospectus contains any provision that is inconsistent with this Agreement, the Prospectus shall be controlling. You agree to act only as agent for your customers in such transactions and shall not have authority to act as agent for the Fund or for us, in any respect, except as herein provided. You shall not represent to any third party that you have such authority or are acting in such capacity. All orders are subject to acceptance or rejection by us and become effective only upon confirmation by us. We may suspend sales or withdraw the offering of shares of the Fund at any time. We will endeavor to provide notice of such suspensions of sales or withdrawals of offering of shares as soon as reasonably practicable.

(b)      You may act as an agent for the limited purpose of receiving and transmitting purchase and sale orders for Institutional Class shares of the Fund. Any additional share classes may be added to this agreement in the future by us through an amendment to this agreement.

(c)       You agree not to execute trades of Institutional Class Shares between investors or otherwise support a secondary market for trading of Institutional Class Shares.

2.       (a)       Reserved.

             (b)         Reserved.

          (c)       Reserved.

3.       As a selected dealer, you are hereby authorized (a) to place orders directly with the Fund for its shares to be resold by us through you subject to the applicable terms and conditions governing the placement of orders by us set forth in the Fund’s Distribution Services Agreement or corresponding agreement between the Fund and us or as may otherwise be imposed by us and communicated to you and subject to the applicable compensation provisions set forth in the Fund’s Prospectus, and (b) to tender shares directly to the Fund or its agent for redemption subject to the applicable terms and conditions set forth in the applicable Distribution Services Agreement and the Prospectus.

4.       Redemptions of shares of the Fund are to be made in accordance with the Prospectus.

5.       You shall:

(a)       Order shares of the Fund only from us or from your customers;

(b)       Order shares from us only for the purpose of covering purchase orders already received from your customers or to be held for investment for your own account;

(c)       Not purchase any shares of the Fund from your customers at prices lower than the redemption or repurchase prices then quoted by the Fund. You shall, however, be permitted to sell shares of the Fund for the account of the record owners thereof to the Fund at the repurchase prices currently established for such shares and may charge the owner a fair commission for handling the transaction;

(d)       Not withhold placing customers’ orders for shares so as to profit yourself as a result of such withholding;

(e)       Reserved; and

(f)        You agree to perform all federal, state and local tax reports with respect to such accounts, including without limitation, redemptions and exchanges.

6.       We shall not accept from you any conditional orders for Fund shares. Acceptance of an order to purchase shares of the Fund shall be made by the Fund only against receipt of the purchase price. If payment for the shares purchased is not received within the time customary for such payments, the sale may be cancelled forthwith without any responsibility or liability on our part or on the part of the Fund (in which case you will be responsible for any loss, including loss of profit, suffered by the Fund resulting from your failure to make payment as aforesaid, except to the extent such losses are caused by our gross negligence, willful misconduct, or bad faith), or, at our option, we may sell the shares ordered back to the Fund (in which case we may hold you responsible for any loss, including loss of profit suffered by us resulting from your failure to make payment as aforesaid, except to the extent such losses are caused by our gross negligence, willful misconduct, or bad faith).

7.       (a)       You will not offer or sell the Fund’s shares except in compliance with all applicable Federal and State securities laws, and in connection with sales and offers to sell shares you shall on a timely basis furnish to each person to whom any offer or any such sale is made a copy of the Prospectus and, if required to be furnished, a copy of the then currently applicable statement of additional information. If required by Rule 10b-10 under the 1934 Act, you shall send confirmation of orders to your customers.

(b)       You shall at all times comply with all provisions of applicable law, including FINRA Conduct Rules and other requirements, and the Prospectus of the Fund applicable to your conduct, including, but not limited to, sales practices. In this regard, you further represent and warrant that you, acting as our agent, will submit to us, or to the Fund’s transfer agent, for receipt of that day’s net asset value only complete orders received by you prior to the time set by the Fund for calculation of its net asset value, as described in the Fund’s Prospectus. You further represent and warrant that, when acting as our agent, orders received by you after the time set for calculation of the Fund’s net asset value will be submitted to us, or to the Fund’s transfer agent, for receipt of the next determined net asset value following your receipt of those orders. You further represent that you have (i) established and maintain internal controls and procedures that are reasonably designed to assure that orders will be submitted to us, or to the Fund’s transfer agent, in accordance with the above requirements; and (ii) established procedures to ensure that orders received by you are handled in a manner reasonably consistent with Rule 22c-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), and any Securities and Exchange Commission (“SEC”) staff positions or interpretations issued thereunder.

(c)       We shall be under no liability to you except for obligations expressly assumed by us herein. Nothing herein contained, however, shall be deemed to be a condition, stipulation or provision binding any persons acquiring any security to waive compliance with any provision of the Securities Act of 1933, as amended (the “1933 Act”), or of the rules and regulations of the SEC, or to relieve the parties hereto from any liability arising under the 1933 Act.

8.       (a)       In accordance with FINRA Notice to Members 03-50 (reminding members of their responsibility to ensure that they have and implement policies and procedures reasonably designed to detect and prevent the occurrence of mutual fund transactions that would violate Rule 22c-1 under the 1940 Act, FINRA Conduct Rule 2110 and other applicable rules and regulations with respect to late trading or market timing transactions), you represent that you have reviewed your policies and procedures to ensure that they are reasonably designed to prevent violations of applicable law and Prospectus requirements and you hereby provide the confirmation set forth on Appendix A hereto with the initial execution of this Agreement. You acknowledge that, from time to time thereafter, we may require you to provide the certifications set forth on Appendix A hereto, and you agree to provide promptly such certifications. Your placing of an order or accepting payment of any kind after we ask you to provide such certification shall constitute your certification of the matters set forth on Appendix A.

(b)       You acknowledge that purchases, sales and exchanges of Fund shares should be made for investment purposes only and that the Fund has adopted surveillance procedures, as described in the Fund’s Prospectus, to detect excessive or short-term trading. The surveillance process involves several factors, including scrutinizing transactions in Fund shares that exceed certain monetary thresholds or numerical limits.

(c)       You agree to use reasonable endeavors to provide us with any information we reasonably request to satisfy ourselves as regards the matters set out in this Section 8 in accordance with applicable law.

9.       Reserved.

10.     (a)       No person is authorized to make any representation concerning shares of the Fund except those contained in the Fund’s Prospectus or in currently applicable printed information issued by the Fund or by us as information supplemental thereto. In accepting orders from your customers for shares of the Fund, you shall rely solely on the representations in the Fund’s Prospectus and/or in the foregoing printed supplemental information. We shall supply to you Fund Prospectuses, reasonable quantities of reports to shareholders, proxy solicitation materials, supplemental sales literature, sales bulletins, and additional information as issued. You shall distribute Prospectuses and reports to shareholders of the Fund to your customers in compliance with the applicable requirements, except to the extent that we expressly undertake to do so on your behalf. We shall not be responsible for any advertising or sales material developed and used by you or any third party relating to the Fund, unless approved in writing by us in advance of such use except that you may identify the Fund in a listing of mutual funds available through you to your customers. Any printed information furnished by us other than the Prospectus for the Fund, periodic reports and proxy solicitation materials are our sole responsibility and not the responsibility of the Fund, and the Fund shall not have any liability or responsibility to you in these respects unless expressly assumed in connection therewith.

(b)       You agree not to transact orders for Fund shares in states or jurisdictions in which you have been informed that shares may not be sold or in which you or your personnel are not authorized to sell shares.

(c)       We shall have no responsibility, under the laws regulating the sale of securities in the United States or any foreign jurisdiction, with respect to the qualification or status of you or your personnel selling Fund shares. We shall not, in any event, be liable or responsible for the issue, form, validity, enforceability, and value of the Fund’s shares or for any matter in connection therewith.

11.     You represent that you have disclosed to your customers in their account documentation that you are not providing investment recommendations or advice in respect of the offering of the Fund. You acknowledge that we do not have responsibility for determining the suitability of any Fund shares as investments for your customers.

12.     Should you provide brokerage clearing services to broker-dealers or other financial intermediaries who wish to sell shares to their clients (“Originating Firms”), you represent that you and each such Originating Firm are parties to a clearing agreement, pursuant to which the Originating Firm is responsible for ensuring that shares are sold in compliance with the terms and conditions of this Agreement and each Prospectus, and which conforms in all respects to the requirements of FINRA Rule 4311 or, as applicable, the rules of a national securities exchange. We have no responsibility for determining whether any shares are suitable for clients of your Originating Firms.

13.     Neither our affiliates nor the Fund shall be liable for any loss, expense, damages, costs or other claim arising out of any redemption or exchange pursuant to telephone instructions from any person or our refusal to execute any such instructions for any reason, except to the extent such losses are caused by our or the Fund’s gross negligence, willful misconduct, or bad faith.

14.     (a)       You represent that (i) you are a broker-dealer registered under the 1934 Act or you are exempt from registration under the 1934 Act; (ii) you are a member in good standing with FINRA; (iii) you are licensed by the appropriate regulatory authority of each state or other jurisdiction in which you will offer and sell shares of the Funds; and (iv) each of your partners, directors, officers, employees, and agents who will participate or otherwise may be involved in the offer or sale of Fund shares or the performance by you of your duties and activities under this Agreement is either appropriately licensed or exempt from such licensing requirements by the appropriate regulatory agency of each state or other jurisdiction in which you will offer and sell Fund shares. At all times, you will abide by FINRA Conduct Rules and by all other federal or state laws, and rules and regulations thereunder applicable to the conduct of your business to which the Agreement pertains.

(b)       You represent that you have implemented anti-money laundering procedures and have a compliance program including an AML Policy and Procedures, as required by FINRA and under U.S. Law. The AML Policy and Procedures must include a Customer Identification Program (“CIP”). You represent that for all accounts introduced to us by you, except for accounts that are not held in omnibus accounts with the Fund or its service providers or accounts not established with the Fund or its service providers through the NSCC Fund/SERV system or otherwise by you, you will ensure that the CIP program is applicable to such clients. You have policies reasonably designed to ensure that monies from all your clients investing in the Fund comply with all applicable laws and regulations designed to guard against money laundering activities set out in your AML Policy and Procedures.

(c)       You confirm that the Fund is the ultimate beneficiaries of this Agreement and therefore are relying upon your compliance with your AML program and any and all laws and regulations applicable to you in the execution of orders for the Fund.

(d)       You confirm that, upon reasonable written request and to the extent permitted by applicable law, you will supply us with documents and information relating to clients’ investment in the Fund that are reasonably required by us in order for us to comply with applicable law, including relating to anti-money laundering. You also confirm that you have policies and procedures for the retention of CIP for at least five (5) years from the date of the termination of the client’s investment in the Funds.

15.     (a)       This Agreement is in all respects subject to FINRA Conduct Rules, which shall preempt any provision of this Agreement to the contrary. You shall inform us promptly of any suspension or termination of such membership. You recognize that under FINRA Conduct Rules we are prohibited from making any payments to you after your ceasing to be a member in good standing of FINRA, other than payments with respect to which all events entitling you to payment (including the completion of any applicable time period) have occurred prior to that date, and you shall not hereunder be entitled to any such payments. You shall return to us the amount of any such payments we identify to you as having been made by us to you subsequent to your ceasing to be such a member. After the earlier of your ceasing to be a member in good standing of FINRA or the termination of this Agreement, neither we nor the Fund will be obligated to accept instructions from you, or any of your employees or representatives, regarding accounts or any transactions for them.

(b)       Reserved.

(c)       In the event of termination of the Agreement, the parties shall cooperate in order to avoid any adverse effects of the termination on clients or shall ensure that said effects shall be as limited as possible.

16.     In the event you materially violate any of your obligations under this Agreement, we may, in our sole discretion and upon notice to you, cease paying to you any or all amounts in relation to that particular violation to which you would otherwise be entitled under this Agreement after such violation. You shall return to us all or such portion of any payments in relation to that particular violation we identify to you as having been made by us to you after any such violation.

17.      (a)       This Agreement will terminate automatically upon: (i) termination or suspension of your registration with the SEC; (ii) termination or suspension of your membership with FINRA; or (iii) termination or suspension of your license to do business by any state or other jurisdiction that would materially impact your obligations under this Agreement. You agree to notify us as soon as reasonably practicable in the event that any applicable authorizations, licenses, consents, approvals, exemptions, and registrations necessary to enable you to lawfully perform your duties under this Agreement applicable to you is breached, revoked, lapsed, or otherwise no longer held.

(b)       This Agreement will terminate automatically if (i) we no longer serve as underwriter to the Fund, or (ii) AllianceBernstein L.P. no longer serves as investment adviser for the Fund.

(c)       Either you or we may terminate this Agreement by giving thirty (30) days prior written notice to the other. In addition, either you or we may, in case of material breach of this Agreement by either party, terminate this Agreement immediately by giving written notice to the other party, which notice sets forth in reasonable detail the nature of the breach. Such notice shall be deemed given on the date on which it is delivered personally to you or to any of your officers or members, or was mailed postpaid or delivered to a telegraph office for transmission to the address of you or us, as applicable, as set forth below.

(d)       This Agreement shall terminate immediately upon any act of insolvency by you subject to applicable law.

(e)       The termination of this Agreement by any of the foregoing means shall have no effect upon transactions entered into prior to the effective date of termination and shall not relieve either party of its obligations, duties and indemnities specified in this Agreement. A trade placed by you after your voluntary termination of this Agreement will not serve to reinstate the Agreement. Reinstatement, except in the case of a temporary suspension, will only be effective upon written agreement by both parties.

(f)        This Agreement is not assignable or transferable and will terminate automatically in the event of its “assignment”, as defined in the 1940 Act, and the rules and regulations thereunder. Either party may, however, transfer any of its duties under this Agreement to any entity that controls or is under common control with it, with notice to the other party.

(g)       This Agreement may be amended by the parties at any time upon mutual written agreement. Notwithstanding the foregoing, we reserve the right to amend this Agreement to implement changes required to comply with applicable laws and regulations, by giving you not less than thirty (30) days prior written notice (except as otherwise required by applicable laws and regulations). In the event you are unwilling to accept the amendment set out in such notice, you must notify us in writing within the 30 day notice period; otherwise, the parties agree that the amendment will be deemed accepted by you.

(h)       We may require you to provide the certification described in Section 8(a) and your placing of an order or accepting payment after we ask you to provide it shall constitute your certification.

18.      Reserved

19.     Each party (“Indemnifying Party”) shall indemnify and hold harmless the other party and our and their and its direct and indirect subsidiaries and affiliates (which for us shall include the Fund and AllianceBernstein L.P.), directors trustees, officers, employees, shareholders, agents and representatives (collectively, the “Indemnitees”) from and against any and all claims, losses, damages, costs, expenses and liabilities, including attorneys fees, that may be assessed against, or suffered or incurred by any of them, however arising, and as they are assessed, suffered or incurred, which relate in any way to (a) any breach by an Indemnifying Party of any of its representations or warranties hereunder, or its failure to comply with any of its obligations hereunder; (b) any incorrect, omitted and/or unauthorized information provided or required to be provided by an Indemnifying Party to the other party (inclusive of the Fund) ; (c) your provision to any of your customers or prospective customers of information regarding any of the Fund other than the then current Prospectus or supplemental information referred to in Section 10 hereof, except as expressly authorized by us; and/or (d) an Indemnifying Party’s failure to properly comply with any applicable law, rule or regulations. An Indemnifying Party’s obligations under this Section 19 shall extend to actions, failures, errors, omissions, misconduct and breach by it and by its employees, agents and representatives, whether or not acting within the scope of their employment, agency or authority. Nothing in this Section 19 shall be deemed to preclude any of the Indemnitees from seeking monetary damages and/or injunctive relief in connection with any such claims, losses, damages, costs, expenses or liabilities. This Section 19 will survive termination of this Agreement or any provision hereof.

20.      You agree that any Non-Public Personal Information, as the term is defined in SEC Regulation S-P, that may be disclosed hereunder is disclosed for the specific purpose of permitting you or us to perform the services set forth in this Agreement. You represent that you have adopted and implemented procedures to safeguard customer information and records that are reasonably designed to: (a) ensure the security and confidentiality of customer records and information; (b) protect against any anticipated threats or hazards to the security or integrity of customer records and information; (c) protect against unauthorized access to or use of customer records or information that could result in substantial harm or inconvenience to any customer; (d) protect against unauthorized disclosure of non-public personal information to unaffiliated third parties; and (e) otherwise ensure your compliance with Regulation S-P.

21.      This Agreement shall be construed in accordance with the laws of the State of New York and shall be binding upon us and you when signed by us and accepted by you in the space provided below.

Very truly yours,

By	/s/
(Authorized Signature) ALLIANCEBERNSTEIN INVESTMENTS, INC.

FIRM INFORMATION

Firm Name: J.P. Morgan Securities LLC

Address: 383 Madison Avenue, 11th Floor

City: New York State: NY Zip Code: 10179

Accepted by (signature) _/s/______________________

Name (print) Nicholas Cifelli ______________ Title Executive Director

Date 2 April 2019 __________________ Telephone Number 212-272-8814

Please return two signed copies of this Agreement (one of which signed by us will thereafter be returned to you) to:

AllianceBernstein Investments, Inc.

8000 IH 10, West, 4th Floor

San Antonio, TX 78230

APPENDIX A

CERTIFICATION OF COMPLIANCE AND

CERTIFICATION OF CONTROLS AND PROCEDURES

As a Broker-Dealer or operating under an exemption under applicable law, rule, or regulation as set forth in the Selected Agreement for Broker-Dealers dated April 2, 2019 (the “Agreement”), we hereby certify to AllianceBernstein Investments, Inc. (“ABI”) that we will at all times materially comply with (i) the provisions of the Agreement related to compliance with all applicable laws, including the rules of the Securities and Exchange Commission and, if a member of Financial Industry Regulatory Authority (“FINRA”), FINRA Conduct Rules, and, in particular, FINRA Notice to Members 03-50 and (ii) the terms of the Fund’s Prospectus. Our placing of an order after we receive this certification shall constitute our certification of the matters set forth below.

We maintain internal controls and procedures and hereby certify to ABI that, based on a recent review, such controls and procedures are reasonably designed to:

(i)	ensure compliance with all applicable laws;
(ii)	provide information, which we will promptly report to ABI, about any fraud involving us or any of our employees that would materially affect the performance of our obligations under the Agreement; and
(iii)	prevent the submission of any order received after the deadline for submission of orders in each day that are eligible for pricing at that day’s net asset value per share.

By:	/s/
(Authorized Signature)

Name (print) Nicholas Cifelli _________________ Title Executive Director

Firm Name J.P. Morgan Securities LLC ________ Date 2 April 2019

Please return these Certifications to:

AllianceBernstein Investments, Inc.

8000 IH 10, West, 4th Floor

San Antonio, TX 78230